Filed Pursuant to Rule 424(b)(5)

Registration No. 333-282458

Prospectus Supplement
(To Prospectus dated October 8, 2024)

Up to $1,816,756

We previously entered into an amended and restated sales agreement (the “Sales Agreement”) with Chardan Capital Markets, LLC (“Chardan”), dated as of December 30, 2024, relating to the offer and sale of shares of our common stock, $0.0001 par value per share, having an aggregate offering price of up to $50,000,000 from time to time through Chardan acting as our agent, of which $33,586,557 remained available for sale pursuant to our prospectus supplement dated December 30, 2024 and the accompanying prospectus (together, the “Prospectus”). As of April 15, 2025, we have sold 1,127,107 shares under the Sales Agreement. This prospectus supplement should be read in conjunction with the Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prospectus. This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the Prospectus, and any future amendments or supplements thereto.

We are now subject to General Instruction I.B.6 of Form S-3, which limits the amounts that we may sell under the registration statement of which this prospectus supplement and the Prospectus form a part. The aggregate market value of our common stock held by non-affiliates pursuant to General Instruction I.B.6 of Form S-3 is approximately $5,450,270 which was calculated based on approximately 2,816,677 shares of our outstanding common stock held by non-affiliates on April 15, 2025 at a price of $1.935 per share, the average of the bid price and ask prices of our common stock on February 14, 2025. During the 12 calendar months prior to, and including, the date of this prospectus supplement, we have not sold any securities pursuant to General Instruction I.B.6 of Form S-3. As a result of the limitations of General Instruction I.B.6, and in accordance with the terms of the Sales Agreement, we are registering the offer and sale of shares of our common stock having an aggregate offering price of up to $1,816,756 from time to time through Chardan.

Our common stock is listed on The Nasdaq Capital Market under the symbol “EYEN.” On April 16, 2025, the last reported sale price of our common stock on The Nasdaq Capital Market was $1.07 per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page S-6 of the Prospectus, the “Risk Factors” section in our most recent Annual Report on Form 10-K, which is incorporated by reference into this prospectus supplement and the Prospectus, and under similar headings in the other documents that are filed after the date hereof and incorporated by reference into this prospectus supplement and the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the Prospectus. Any representation to the contrary is a criminal offense.

Chardan

The date of this prospectus supplement is April 17, 2025.